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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                                             Six Months Ended
                                                               Year Ended May 31,                              November 30,
                                        --------------------------------------------------------------   -----------------------
                                          1996          1997        1998         1999         2000        1999          2000
                                        ----------   ----------   ----------   ----------   ----------   --------     ----------
                                                                  (In thousands, except ratios)
Earnings:
   Income before income taxes .......   $  539,959   $  628,221   $  735,213   $  770,700   $  843,547   $  384,679   $  489,186
   Add back:
     Interest expense, net of
       capitalized interest .........      105,449       95,689      117,726       90,595       81,646       40,407       40,134
     Amortization of debt
       issuance costs ...............        1,628        1,328        1,339        9,199          602          308          283
     Portion of rent expense
       representative of
       interest factor ..............      386,254      434,846      499,823      535,486      575,397      284,268      277,134
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------

   Earnings as adjusted .............   $1,033,290   $1,160,084   $1,354,101   $1,405,980   $1,501,192   $  709,662   $  806,737
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========

Fixed Charges:
   Interest expense, net of
     capitalized interest ...........   $  105,449   $   95,689   $  117,726   $   90,595   $   81,646   $   40,407   $   40,134
   Capitalized interest .............       39,254       39,449       31,443       35,152       30,168       15,362        9,629
   Amortization of debt
     issuance costs .................        1,628        1,328        1,339        9,199          602          308          283
   Portion of rent expense
     representative of
     interest factor ................      386,254      434,846      499,823      535,486      575,397      284,268      277,134
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------

                                        $  532,585   $  571,312   $  650,331   $  670,432   $  687,813   $  340,345   $  327,180
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========

   Ratio of Earnings to Fixed Charges          1.9          2.0          2.1          2.1          2.2          2.1          2.5
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
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